CONTACT:    James Hansen
            jhansen@emergentincorporated.com
            763-542-0061
            Bryce Benson                                           PRESS RELEASE
            bbenson@gentner.com
            801-974-3786



               E.MERGENT TO BE ACQUIRED BY CLEARONE COMMUNICATIONS

         Minneapolis, MN January 22, 2002: E.mergent, Inc. (NASDAQ: EMRT) announced today that the company has signed a merger agreement with ClearOne Communications, Inc. Corporation (NASDAQ:GTNR) (formerly, Gentner Communications Corporation) for total consideration of $7,300,000 in cash and 873,000 ClearOne shares. In the merger, each E.mergent share will be exchanged for a fraction of a share of ClearOne common stock and a fixed amount of cash, calculated at completion of the merger. Assuming the company's current capitalization calculated on a fully diluted basis using the treasury stock method remains unchanged prior to the merger, each share of E.mergent common stock would receive approximately .14 of a ClearOne share and $1.17 in cash. Under the merger agreement, E.mergent will become a wholly-owned subsidiary of ClearOne.

         Chairman and CEO, James Hansen said, "E.mergent's consistent growth in revenues over the past three years and our growing presence in the visual communications services sector, which Wainhouse Research recently predicted to be a $9.8 billion business annually by 2006, attracted interest from several industry participants for whom both our products and professional services had become increasingly valuable but was not yet reflected in our stock price. The company pursued strategic options through its investment banking advisory firm and the E.mergent Board of Directors concluded that through a carefully conducted process that ClearOne was the best partner to achieve its shareholder value objectives."

         "ClearOne has had an impressive growth and profitability track record over the past three years having been recognized by Forbes Magazine as one of the best small companies in the country. Similarly, E.mergent was named by Deloitte and Touche as one the fastest growing companies in Minnesota and has had nine consecutive quarters of sales growth. This merger is unique in that it pairs two partners with similar objectives but complimentary capabilities that when combined have the potential to power growth in excess of what the companies could achieve individually. We believe that the advantages of the acquisition include the following:

     * The opportunity for E.mergent to sell its products through the ClearOne channel is a meaningful one. We had begun an effort to enter these markets but were also daunted by the cost of developing an industry leading sales force. ClearOnes' sales capabilities will mean immediate entrance to these long established accounts in the audio visual integration markets with immediate cost savings to the new entity.

     * The newly acquired video conferencing technologies of ClearOne can be brought immediately to the leading video conferencing dealers globally through E.mergent's existing video conferencing dealer channel thus significantly reducing the cost and time to market to capitalize on this rapidly expanding market opportunity.

     * Our professional services group has already proven itself as an industry leader in providing end to end visual communication solutions for large corporate clients and telecommunications


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          companies and is expected to continue to grow with the additional resources and customer opportunities provided by ClearOne.

     * As small public companies we each carry significant duplicative overhead costs - , in excess of approximately $1 million annually that could be eliminated as a result of this transaction."


         Frances Flood, President and CEO of ClearOne said, "The combined forces of ClearOne and E.mergent establish a formidable conferencing products and services company poised to leverage a burgeoning market.

         Since our acquisition of video technology from Ivron Systems, we have been working diligently on developing a family of video conferencing products that incorporate Gentner- quality audio, intuitive data collaboration and high quality video-all packaged for ease of use. The V-There product family will include our set-top system designed for smaller, often mobile, conferencing environments, and our integrated system for high-end installations.

         We anticipate that many of the benefits from this merger will be immediate. We expect to be able to package integral peripheral devices such as document cameras for better data sharing and voice tracking cameras, to enhance the feature set of our V-There products. Essentially, we will be able to create an integrated package, to gain a greater share of the conference room.

         Through this acquisition, we expect to be able to access new vertical channels, provide a greater product and service offering to existing Gentner dealers, and increase our ability to sell audio, video and data conferencing services. We anticipate net margin improvements for E.mergent by eliminating marketing redundancies, improving manufacturing efficiencies and capitalizing on other cost savings initiatives."

         The transaction is subject to approval by E.mergent's shareholders. Three of E.mergent's Directors have agreed to vote their shares, representing approximately 41% of E.mergent's outstanding shares, in favor of the transaction.

ABOUT E.MERGENT INCORPORATED
         E.mergent, Incorporated is a global organization committed to developing products and services for multimedia-rich visual communication solutions. The Company's headquarters is located at 5960 Golden Hills Drive, Minneapolis, MN 55416-1040, phone: 763-417-4257, fax: 763-542-0069,
www.emergentincorporated.com.

ABOUT CLEARONE COMMUNICATIONS
         ClearOne Communications Inc. (formerly Gentner Communications Corporation) develops conferencing products and services to enhance communication, collaboration and productivity between geographically dispersed enterprises.

         CERTAIN MATTERS IN THE PRESS RELEASE ARE FORWARD LOOKING STATEMENTS MADE UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL FORWARD-LOOKING STATEMENTS INVOLVE RISK AND UNCERTAINTIES.

To all Associates:

         Tomorrow morning we intend to announce that E.mergent has agreed to merge with ClearOne communications (formerly Gentner Communications).

         The Board of Directors has unanimously voted in favor of this agreement and Rob, Dick Craven and I have agreed to vote our shares, representing over 40% of the shares outstanding, in favor of the transaction at the special shareholders meeting to be called as soon as we receive Securities and Exchange Commission approval to do so. It will be at least 6 weeks and potentially double that before this transaction can be finalized.

         After an international review we have determined that ClearOne is the ideal partner for all of our stakeholders:

         PRODUCTS

               The Gentner sales force will immediately start selling the VLAB product line including our newer integration products and custom fixtures to its extensive base. Their current sales and sales support organization has over 40 individuals. With this industry leading group taking on our full product line we believe we can penetrate the market we have been trying to reach the past several years and significantly increase sales.

               The Videolabs sales force will take on the ClearOne audio and video products globally (including their new codec product line). There is very little overlap in our dealer channels and this agreement will get the newly acquired capabilities into all the major video resellers globally. This is a major accelerator of revenues for ClearOne.

               Rob Sheeley will continue with the combined entities as its Chief Technology Officer and lead new technology strategies including the merging of audio and video competencies of the new entity. ClearOne currently has 40 staff in its technology and development operations. Our product engineering team will work directly with their colleagues in the combined entity and continue to execute this years product development plan.

         SERVICES

               As you are probably aware conferencing services represent about 40% of ClearOne revenues. The new entity intends to build on the industry leading design, integration, installation, help desk, maintenance and fulfillment capabilities of our service team both for major corporate


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2000 accounts, Gentner channel partners and for the telecommunications industry.

We expect that in the near term the new entity will be able to offer a complete end to end solution including bridging services unmatched in the industry. The company will continue to support the efforts to enhance the 30% growth rate experienced over the past two years.

         From a customers perspective in either products or services this merger is a significant positive due to the increased resources that will be available to serve them.

         ADMINISTRATION

               Wherever possible the enterprise will seek to integrate the administrative and human resources functions of the business and eliminate duplicative expenses. This will be primarily in marketing, accounting and administrative management.

               Over the next 60 days the ClearOne team along with our management, will be identifying the potential savings and notifying people in the affected jobs. Over this same time frame we will be reviewing benefit programs as well. More information of these programs will be available once decisions are made.

               Over the next 18 months I hope that the employment in the Twin Cities will be greater than it is today and the company will continue to offer our staff the challenge and rewards they deserve.

         For our shareholders, and you are all shareholders, the premium being paid by ClearOne is reflective of the value you created. With this transaction our stock has appreciated three fold over the past two and a half years. This is an achievement we can all be proud of. More importantly we will all continue to be shareholders in the combined entity and can continue to share in the company's future success.

         We will continue to keep everyone informed as we go forward to seek shareholder approval and I urge you to stay focused on execution daily on behalf of your customers. In the long term that is why we all exist.

         I have enjoyed working with all of you over the past several years and look forward to assisting the new enterprise in getting off to a good start.

On behalf of the Board of Directors,



Jim Hansen


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                             ADDITIONAL INFORMATION

E.mergent will solicit proxies from its shareholders in connection with its upcoming special meeting to consider and vote upon the proposed merger. Before distributing forms of proxy to E.mergent's shareholders in connection with any such solicitation, E.mergent will file a proxy statement/prospectus (a proxy statement and related documents) with the Securities and Exchange Commission (the "SEC") containing, among other things, information regarding the participants in any such solicitation. E.mergent, its directors and certain of its executive officers, certain other members of management, its employees, agents and nominees may be deemed to be participants in any solicitation. E.mergent's directors are: Richard F. Craven, Peter McDonnell, Roger Redmond, James W. Hansen, and Robin Sheeley. E.mergent's executive officers are: James F. Hansen, President, Treasurer, CEO and Chairman; Robin Sheeley, Chief Technology Officer; and Jill R. Larson, Vice President - Administration. Information concerning E.mergent's directors and executive officers can be found in documents filed by E.mergent with the SEC. Certain directors and executive officers of E.mergent may have direct or indirect interest in this transaction due to securities holdings, vesting of options, indemnification rights, employment arrangements and rights to severance payments if their employment is terminated following the merger. Additional information regarding participants in the solicitation will be contained in the proxy statement/prospectus.

Investors and shareholders are urged to read the proxy statement/prospectus carefully when they are available. The proxy statement/prospectus will contain important information about E.mergent and ClearOne, the proxy solicitation, and related matters. Investors and shareholders will be able to obtain copies of the proxy statement/prospectus free of charge through the web site maintained by the SEC at http://www.sec.gov.

Shareholders and investors may also obtain copies of documents E.mergent has filed with the SEC free of charge from E.mergent by requesting them in writing or by telephone at the following address:

                                     E.mergent, Incorporated
                                     5960 Golden Hills Drive
                                     Golden Valley, MN 55416
                                     Contact: James W. Hansen, President and CEO
                                     Phone: (763)-542-0061